U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

P.O. Box 95012, 8726 Barnard Street, Vancouver, B.C., Canada	V6P 6A6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 274 8004

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica announced in a News Release dated April 26, 2005, that it had received an overall positive response from its exhibition of the premium quality Papua New Guinea green bean coffee at the Specialty Coffee Association of America ("SCAA") 17th annual exhibition held April 15-18, 2005 in Seattle, Washington. Exposure at the exhibition strengthens the development of the marketing and distribution channels to capture a market share of the PNG green bean coffee. Accordingly, in a contract dated April 22, 2005, PNG Coffee Growers Federation Ltd. ("PNGCGF") has agreed to supply one hundred thousand (100,000) sixty kilograms bags (approximately 13.2 million pounds) of green bean coffee earlier of the delivery of the 100,000 bags of coffee or over a period not exceeding twenty four months.

Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica, stated "that buyers' interest came from around the world, including but not limited to United States, Canada, Australia, New Zealand, Germany, Japan and the United Kingdom. It was a successful promotion of the smallholder coffee over the four-days. For the first time, ordinary PNG coffee growers and their coffee was at an exhibition in Seattle."

Additionally, Mr. Bernard Goma, Vice President of Sales, stated "we established significant contacts which should allow us to get new contracts and sell our coffee on a "Growers Direct" basis."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: April 26, 2005                                                                 Shailen Singh

                                                                                                    Shailen Singh, President & CEO